Exhibit 5.1

March 23, 2026

Xilio Therapeutics, Inc.

828 Winter Street, Suite 300

Waltham, Massachusetts 02451

Re: Xilio Therapeutics, Inc. 2021 Stock Incentive Plan

Xilio Therapeutics, Inc. 2021 Employee Stock Purchase Plan

Xilio Therapeutics, Inc. Second Amended and Restated 2022 Inducement Stock Incentive Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 301,134 shares of common stock, $0.0001 par value per share (the “Shares”), of Xilio Therapeutics, Inc., a Delaware corporation (the “Company”), of which (i) 226,931 shares are issuable under the Company’s 2021 Stock Incentive Plan (the “SIP”), (ii) 41,718 shares are issuable under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”), and (iii) 32,485 shares are issuable under the Company’s Second Amended and Restated 2022 Inducement Stock Incentive Plan (the “ISIP,” and, together with the SIP and the ESPP, the “Plans”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Plans and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

March 23, 2026

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ WILMER CUTLER PICKERING HALE AND DORR LLP

WILMER CUTLER PICKERING HALE AND DORR LLP